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Exhibit 99

                                                               PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES EARNINGS FOR THE THIRD FISCAL QUARTER & THE NINE-MONTH PERIOD

Red Bank, N.J. August 13, 2007 - North European Oil Royalty Trust (NYSE-NRT) announced that net income for its third fiscal quarter ended July 31, 2007 was $5,264,505, a decrease of 26.3% from the prior year's equivalent period. Net income for the nine-month period ended July 31, 2007 was $20,858,133, a decrease of 9.9% from the prior year's equivalent period. Cumulative distributions for the twelve-month period including the quarter just ended totaled $3.05 per unit. John R. Van Kirk, Managing Director, reported that lower average gas prices and lower gas sales under both royalty agreements are the primary reasons behind the significant decline in royalty income for the quarter. The higher average exchange rates helped to partially offset the decline in royalty income.

                    NORTH EUROPEAN OIL ROYALTY TRUST - (Unaudited)
                    ----------------------------------------------

Quarter Ended                         7/31/07                 7/31/06
-------------                      -----------             -----------

German Royalties Received          $ 5,402,889             $ 7,312,458
Net Income                           5,264,505               7,140,701
Net Income per Unit                   $ 0.57                  $ 0.78
Distributions per Unit                $ 0.58                  $ 0.77

Nine Months Ended                     7/31/07                 7/31/06
-----------------                  -----------             -----------

German Royalties Received          $21,430,819             $23,794,149
Net Income                          20,858,133              23,147,752
Net Income per Unit                   $ 2.27                  $ 2.52
Distributions per Unit                $ 2.27                  $ 2.50


For the quarter just ended the average price for gas sold under the higher royalty rate agreement covering western Oldenburg (the "Mobil Agreement") decreased 25.75% to 1.5159 Euro cents per Kilowatt hour ("Ecents/KWh") from
2.0417 Ecents/KWh for the third quarter of fiscal 2006. Gas sales under the Mobil Agreement declined by 8.15% to 16.177 billion cubic feet ("Bcf") from
17.613 Bcf for the third quarter of fiscal 2006. The average price for gas sold under the lower royalty rate agreement covering the entire Oldenburg concession (the "OEG Agreement") decreased by 14.27% to 1.8774 Ecents/KWh from 2.1900 Ecents/KWh for the third quarter of fiscal 2006. Overall gas sales under the OEG Agreement decreased by 10.76% to 37.982 Bcf from 42.563 Bcf for the third quarter of fiscal 2006. Based on the actual conversions and transfers of royalties received under the Mobil and OEG Agreements during the quarter just ended, the average value of the Euro was $1.3540 and $1.3455 respectively, an increase of 7.20% and 6.66%, respectively from the third
quarter of fiscal 2006.   Using these average values to convert German gas
prices into more familiar terms, average gas prices under the Mobil and OEG Agreements were $5.90 and $7.10 per Mcf, respectively.




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Trust expenses for the third quarter of fiscal 2007 were $195,843, 13.21%
lower than the third quarter of fiscal 2006, largely due to lower legal and professional expenses. Trust expenses for the nine-month period were $741,048, a decline of 1.84% in comparison to the prior year's equivalent period.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com, website: www.neort.com.